Exhibit 23.3

Consent of Marshall Miller & Associates

We hereby consent to the reference to Marshall Miller & Associates in the Prospectus contained in the Registration Statement on Form S-1 of Foundation Coal Holdings, Inc. and any amendments thereto relating to certain coal reserve information.

Marshall Miller & Associates

/s/ K. Scott Keim
Name:	K. Scott Keim
Title:	President, Energy & Mineral Resource Group